Exhibit 10.1

AGREEMENT
This Agreement (the “Agreement”) is entered into effective as of November 1, 2017 (the “Effective Date”), by and between Medizone International, Inc., a Nevada corporation (the “Company”), and Philip A. Theodore, a resident of the State of South Carolina (“Executive”).
RECITALS
A. The Company desires to employ Executive as its Executive Vice President – Operations and Administration, General Counsel and Corporate Secretary.  Executive desires to be employed by the Company as its Executive Vice President – Operations and Administration, General Counsel and Corporate Secretary.
B. The Company and Executive desire to enter into this Agreement to establish the terms of Executive’s employment on the terms and conditions more fully described and set forth herein.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Executive hereby agree as follows:
1. Term. This Agreement shall be effective commencing on the Effective Date and Executive’s employment shall continue hereunder until the second anniversary of the Effective Date, unless terminated earlier pursuant to Section 5 of this Agreement; provided, that, on such second anniversary of the Effective Date and on each annual anniversary of the Effective Date thereafter (such second anniversary date and each annual anniversary thereafter, being a “Renewal Date”), this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each, unless either party provides written notice to the other party of its intention not to extend the term of this Agreement at least 90 days prior to the applicable Renewal Date. The period during which Executive is employed by Company hereunder is hereinafter referred to as the “Employment Term.”
2. Position and Duties.
2.1 Position. During the Employment Term, Executive shall serve as the Executive Vice President – Operations and Administration, General Counsel and Corporate Secretary of Company.  Executive shall have such duties, authority and responsibility as shall be determined from time to time by the Board, which duties, authority and responsibility shall be customary for persons occupying such positions in companies of like size and type. Executive shall report directly to the Chief Executive Officer of the Company.  Executive shall, if requested, also serve as an officer or director of any affiliate of Company for no additional compensation.

2.2 Duties. Executive shall devote substantially all of Executive’s business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or materially interfere with the performance of such services either directly or indirectly without the prior written consent of the Chief Executive Officer. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the Board of Directors (the “Board”) (not to be unreasonably withheld) act or serve as a director, trustee, committee member or principal of any type of business, civic or charitable organization as long as such activities are disclosed in writing to the Board in accordance with Company’s conflict of interest policy, and (b) purchase or own less than two percent (2%) of the publicly traded securities of any entity; provided, that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such entity; and provided further, that the activities described in clauses (a) and (b) of this Section 2.2, in each case and in the aggregate, do not materially interfere with the performance of Executive’s material duties and responsibilities to Company as provided hereunder, including, but not limited to, the obligations set forth in this Section 2.  Executive has no such business, civic and charitable organizations for which he serves as of the date of this Agreement.
3. Place of Performance. The Company’s current principal executive office is located in Kalamazoo, Michigan. Given the existing remote location of key executives of the Company and the future potential of moving the US corporate headquarters to support the growth of the business, the Executive will not be required to relocate or establish Kalamazoo as the Executive’s principal place of employment. The Executive will be required to travel on Company business during the Employment Term.
4. Compensation.
4.1 Base Salary. Company shall pay Executive an annual base salary at the rate of $175,000 payable in substantially equal installments in accordance with Company’s customary payroll practices regarding the payment of base salary to executives but no less frequently than monthly (except to the extent Executive has properly deferred such base salary pursuant to a Company deferred compensation plan or arrangement, if any). Executive’s base salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and the Compensation Committee may, but shall not be required to, increase the base salary during the Employment Term, subject to approval of a majority of independent Board members. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”
4.2 Annual Bonus.
(a) For each completed fiscal year of Company (“Fiscal Year”) during the Employment Term, Executive shall have the opportunity to earn an annual bonus based on achievement of annual performance goals established by the Compensation Committee in its good faith discretion (an “Annual Bonus”) with a target amount equal to 45% of Base Salary as in effect at the beginning of the applicable Fiscal Year (the “Target Bonus”) for superior achievement of the applicable performance goals for such Fiscal Year, as determined by the Compensation Committee in its good faith discretion and approved by a majority of independent Board members.
(b) The Annual Bonus earned by Executive for any particular Fiscal Year, if any, will be paid by the end of the first calendar month of the next Fiscal Year (except to the extent Executive has properly deferred the Annual Bonus pursuant to a Company deferred compensation plan or arrangement, if any).
(c) An Annual Bonus shall not be deemed earned by Executive until the Compensation Committee has determined Executive’s entitlement to such Annual Bonus in accordance with the terms of the applicable Annual Bonus plan, the full Board has approved the Annual Bonus, and Executive has met the applicable employment requirement.
4.3 Equity Awards.  Executive shall be eligible for equity incentive awards made at the same time as awards are made to other executive management members during the Employment Term. The Compensation Committee shall determine the composition and size of Executive’s equity incentive awards granted for later Fiscal Years during the Employment Term in its discretion. Executive agrees and acknowledges that the actual value of any performance-based award will be based upon performance in relation to the performance goals used for the award. The terms and conditions of each equity incentive award granted to Executive shall be governed by the terms and conditions of the Company’s equity incentive plan and the applicable award agreement evidencing the award, which shall be consistent with the form of award agreement evidencing the grant of similar awards to other executives of the Company as of the applicable grant date. Upon the Effective Date, Executive will be granted the following: 300,000 shares of restricted stock that will vest on the date that is six months following the Effective Date and 300,000 shares of restricted stock that will vest immediately upon AsepticSure’s commercial entry into the US market. Notwithstanding the foregoing, all shares of restricted stock will vest immediately in the event of a “Change of Control” of the Company (as such term is defined in the Change of Control Agreement being entered into by the Company and Executive on the Effective Date).
4.4 Employee Benefits. During the Employment Term, Executive shall be eligible to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, on a basis which is no less favorable than is provided to other executives of the Company, to the extent consistent with applicable law and the terms of the applicable employee benefit plans. Company reserves the right to amend or cancel any employee benefit plans at any time in its sole discretion, subject to the terms of such employee benefit plan and applicable law.
4.5 Vacation. During the Employment Term, Executive shall be eligible for four weeks of paid vacation per calendar year (prorated for partial years) in accordance with Company’s vacation policies, as in effect from time to time.
4.6 Business Expenses. Executive shall be eligible for reimbursement of all reasonable and necessary out-of-pocket business, entertainment and travel expenses incurred by

Executive in connection with the performance of Executive’s duties hereunder in accordance with Company’s expense reimbursement policies and procedures for senior executives.
4.7 Indemnification. In the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), other than any Proceeding initiated by Executive or Company related to any contest or dispute between Executive and Company or any of its affiliates with respect to this Agreement or Executive’s employment hereunder, by reason of the fact that Executive is or was a director or officer of Company, or any affiliate of Company, or is or was serving at the request of Company as a director, officer, member, employee or agent of another corporation or partnership, joint venture, trust or other enterprise, Executive shall be indemnified and held harmless by Company to the maximum extent permitted under Nevada law, as the same exists or may hereafter be amended (if amended to be more favorable to Executive), or to the extent provided in Company’s articles of incorporation and bylaws (including advances) if more favorable to Executive than the provisions of Nevada law, from and against any liabilities, costs, claims and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorney fees). This Section 4.7 shall survive the termination or expiration of this Agreement and of Executive’s employment.
4.8 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, Executive agrees that incentive-based compensation and other amounts paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company will be subject to clawback under any Company clawback policy that is uniformly applicable to senior executives (including any such policy adopted by Company pursuant to applicable law, government regulation or stock exchange listing requirement), except to the extent the Compensation Committee determines that applicable law, government regulation or stock exchange listing requirement makes it necessary to apply non-uniform treatment.
4.9 Compensation Conversion. Executive shall be eligible to receive equity instead of cash compensation payable under Sections 4.1 and 4.2 in the event the Company needs to conserve cash to operate essential elements of the Company. The Compensation Committee of the Board shall approve all conversions to include timing and size of conversion in its sole discretion.
5. Termination.
5.1 Nothing in this Agreement shall be construed to alter the at-will employment relationship between Company and the Executive. Subject to the terms set forth in this Agreement, either Company or Executive may terminate Executive’s employment at any time for any reason, with or without Cause, as defined below; provided, however, that, unless otherwise provided herein, Executive shall be required to give Company at least 90 days’ advance written notice of any termination of Executive’s employment by Executive. Upon termination of Executive’s employment during the Employment Term, Executive shall be eligible to receive the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from Company or any of its affiliates. Upon termination during the Employment Term for any reason, with or without Cause, Executive shall receive: (i) all Base Salary accrued and unpaid as of the date of termination; (ii) any unreimbursed business expenses incurred by Executive on the Company’s behalf; (iii) any unpaid accrued vacation; and (iv) any other amounts required to be paid under any benefit plan or program in which Executive participates or any other amounts mandated by law (the amounts referred to in the preceding clauses (i) through (iv) are referred to hereinafter as the “Accrued Amounts”).
5.2 Termination for Cause. Executive’s employment may be terminated by Company upon simple notice in writing transmitted to Executive, without Company being bound to pay any compensation whatsoever (other than, for the avoidance of doubt, the Accrued Amounts), if termination is for any of the following reasons, each of which constitutes Cause:
(i)     Executive is declared bankrupt or insolvent or makes an assignment of his property or is placed under protective supervision, which situations the Executive acknowledges to be incompatible with the continuation of his employment.
(ii)    Executive breaches the terms of this Agreement in any material respect.
(iii)   Executive fundamentally or materially fails to perform his duties as Executive Vice President – Operations and Administration, General Counsel and Corporate Secretary of Company.
(iv)   There is a conclusive determination that Executive has committed any fraud, theft, embezzlement or other criminal act of a similar nature.
(v)    Executive has committed serious misconduct or willful or gross negligence in the performance of his duties.
(vi)   Executive fails or refuses to follow reasonable directives of the Board.
(vii)  Executive engages in willful or reckless conduct, causing material damage to Company or Company’s business.
(viii) Executive misuses or abuses alcohol, drugs or controlled substances.
(ix)    Executive uses or discloses in an unauthorized way the Company’s confidential or trade secret information.
(x)     Executive conducts himself publicly, by speech or behavior, in such a manner as to cause public embarrassment, scandal or ridicule to the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, Executive shall have 10 business days from the delivery of written notice by Company within which to cure any acts constituting Cause; provided however, that, if Company reasonably expects irreparable injury from a delay of 10 business days, Company may give the Executive notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of Executive’s employment without notice and with immediate effect.
5.3 Death or Disability.
(a) The Employment Term and Executive’s employment hereunder shall terminate automatically upon Executive’s death during the Employment Term, and Company or Executive may terminate the Employment Term and Executive’s employment hereunder on account of Executive’s Disability.
(b) If Executive’s employment is terminated during the Employment Term on account of Executive’s death or Disability, Executive (or Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:
(i)   The Accrued Amounts (which amounts shall be paid in accordance with Section 5.1);
(ii)  An amount equal to the bonus awarded to Executive with respect to the Fiscal Year prior to termination of his employment pursuant to this Section 5.3(b) (the “Prior Year Bonus”) to the extent not previously paid to Executive;
(iii) An amount equal to the Prior Year Bonus multiplied by a fraction, the numerator of which shall be the number of whole months elapsed in the Fiscal Year in which the termination of his employment occurs and the denominator of which shall be 12 (the “Pro Rata Bonus”); and
(iv) The treatment of any outstanding equity awards shall be determined in accordance with the terms of the applicable equity incentive plans and the applicable award agreements and Section 4.3 of this Agreement.
(c) For purposes of this Agreement, “Disability” shall mean Executive is entitled to receive long-term disability benefits under Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job, for 180 days out of any 365-day period; provided however, in the event that the Company temporarily replaces the Executive, or transfers the Executive’s duties or responsibilities to another individual on account of the Executive’s inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive’s employment shall not be deemed terminated by Company and Executive shall not be able to resign with Good Reason as a result thereof. Any question as to the existence of the Executive’s Disability as to which Executive and Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and Company. If Executive and Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to Company and Executive shall be final and conclusive for all purposes of this Agreement.
5.4 Good Reason.  Executive shall have the right to resign at any time for any of the following reasons, each of which shall constitute “Good Reason”:
(a) A material reduction of the Executive’s total compensation (including his Base Salary, Annual Bonus opportunities, benefits and stock option grant opportunities) as in effect on the Effective Date or as thereafter increased from time to time, provided such reduction is not warranted and due to Company performance.
(b) A material, adverse change in Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law) taking into account the Company’s size, status as a public company, and capitalization as of the date of this Agreement.
(c) A physical change of one hundred miles or more in the Executive’s principal place of business absent his express, written consent.
The Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 10 days of the initial existence of such grounds and the Company has had at least 15 business days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.
5.5 Termination Without Cause or Resignation for Good Reason. In the event that Executive has a “separation from service” within the meaning of a §409A of the US Internal Revenue Code of 1986, as amended (a “Separation from Service”) as a result of  Company terminating Executive’s employment without Cause or Executive resigning for Good Reason, then: (1) Executive’s right to exercise all then outstanding stock options granted to him shall fully and immediately vest on the effective date of his Separation from Service; (2)  Company shall pay to Executive in a lump sum (less applicable tax withholdings) an amount equal to two times the sum of his then Base Salary and his then target Annual Bonus; and (3) Company shall purchase up to 18 months of the coverage required under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”). All payments due under this Section 5.5 shall be paid in US dollars by the Company no later than 10 business days after the date of the Executive’s Separation from Service unless there is a requirement to delay the payments under this Section 5. for six months to avoid a tax on the Executive under §409A of the US Internal Revenue Code of 1986 (the “Code”), the payment shall be so delayed by six months and one day.

5.6 Resignation of All Other Positions. Upon termination of Executive’s employment hereunder for any reason, Executive shall be deemed to have resigned from all positions that Executive holds as an officer of Company or any of its affiliates.
5.7 Return of Property. Executive agrees that all property (including without limitation, all equipment, tangible proprietary information, documents, spreadsheets, records, notes, contracts and computer-generated materials), furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment. The parties acknowledge that Executive may use personal property (such as laptops, computers, cell phones, printers, etc.) in the performance of his duties hereunder. To the extent Executive uses his personal property as described, Company acknowledges that such property is the personal property of Executive and Company asserts no ownership interest in or claim to such property. Upon termination of this Agreement and Executive’s employment hereunder, Executive shall retain his personal property; provided, however, that all Company property described in this paragraph that may be contained on such laptops, computers, cell phones, etc., shall be removed from all such devices.
6. Confidential Information. Executive acknowledges that during the Employment Term, Executive will have access to and learn about Confidential Information, as defined below.
6.1 Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: information concerning customers or vendors (including special terms and deals), employees, marketing plans, business plans, operations, pricing, promotions, policies, publications, services, strategies, techniques, contracts, transactions, negotiations, trade secrets, financial information, employee lists, internal controls, security procedures, market studies, sales information, customer lists, distributor lists, and buyer lists of Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to Company in confidence. Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Executive understands and agrees that Confidential Information includes information developed by Executive in the course of Executive’s employment by Company as if Company furnished the same Confidential Information to Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Executive; provided that such disclosure is through no direct or indirect fault of Executive or person(s) acting on Executive’s behalf.
6.2 Company Creation and Use of Confidential Information. Executive understands and acknowledges that Company has invested, and continues to invest, substantial time, money and specialized knowledge into developing its resources, creating a customer base, generating customer and potential customer lists, training its employees, and improving its offerings in the field of disinfectant technologies. Executive understands and acknowledges that as a result of these efforts, Company has created, and continues to use and create Confidential Information. This Confidential Information provides Company with a competitive advantage over others in the marketplace.
6.3 Disclosure and Use Restrictions. Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate or make available Confidential Information, or allow it to be disclosed, published, communicated or made available, in whole or part, to any entity or person whatsoever (including other employees of Company not having a need to know and authority to know and use the Confidential Information in connection with the business of Company and, in any event, not to anyone outside of the direct employ of Company except as required in the performance of Executive’s authorized employment duties to Company or with the prior consent of the Board acting on behalf of Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent)); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media or other resources containing any Confidential Information, or remove any such documents, records, files, media or other resources from the premises or control of Company, except as required in the performance of Executive’s authorized employment duties to Company or with the prior consent of the Board acting on behalf of Company in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent). Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required (i) for Executive’s enforcement of rights or defense of claims under this Agreement or (ii) by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation or order. Executive shall (if lawful) promptly provide written notice of any such order to the Board.
6.4 Executive understands and acknowledges that Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon Executive first having access to such Confidential Information (whether before or after Executive begins employment by Company) and shall continue during and after Executive’s employment by Company until such time as such Confidential Information has become public knowledge other than as a result of Executive’s breach of this Agreement or breach by those acting in concert with Executive or on Executive’s behalf.
6.5 The Defend Trade Secrets Act of 2016 provides immunity from state and federal civil or criminal liability for the disclosure of a trade secret in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, but in either case only if the disclosure is solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed with a court in a lawsuit or other proceeding, if the filing of that document is made under seal and any other disclosure of the trade secret Executive makes is only as allowed by the court.

7. Restrictive Covenants.
7.1 Acknowledgment. Executive acknowledges that in the course of his employment with Company, Executive will have access to and gain knowledge of the trade secrets and other Confidential Information of Company and its subsidiaries. Executive understands that the nature of Executive’s position gives Executive access to and knowledge of Confidential Information and places Executive in a position of trust and confidence with Company. Executive understands and acknowledges that the intellectual or artistic and other services Executive provides to Company are unique, special or extraordinary. Executive further understands and acknowledges that Company’s ability to reserve these for the exclusive knowledge and use of Company is of great competitive importance and commercial value to Company, and that improper use or disclosure by Executive is likely to result in unfair or unlawful competitive activity.
7.2 Non-Competition. Because of Company’s legitimate business interest as described herein and the good and valuable consideration offered to Executive, during the Employment Term and for the Restricted Period (as defined below) thereafter, to run consecutively, beginning on the last day of Executive’s employment with Company, for any reason or no reason and whether employment is terminated at the option of Executive or Company, Executive agrees and covenants that he will not, directly or through another person or entity, engage in Prohibited Activity in the Restricted Area. The “Restricted Period” shall be 12 months.
For purposes of this Section 7, “Restricted Area” means that area necessary to protect Company’s legitimate business needs, including all 50 states, People’s Republic of China, Hong Kong, Australia, New Zealand, Colombia, Mexico, Canada, the United Kingdom, France, Netherlands, Brazil, Argentina, Chile, or any other country where Company is then doing business. “Competitor” means enterprises that compete with Company for market share of products or services in the hospital disinfection market or any other field of work for which the Company has licensed or registered intellectual property, including, but not limited to any no-touch disinfectant technology, as well as businesses having a particular product line or service in competition with a Company product line, and also includes any other company engaged in the sale of competing products.
For purposes of this Section 7, “Prohibited Activity” is activity in which Executive contributes Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, distributor, stockholder, officer, volunteer, intern or any other similar capacity to a Competitor. During the Restricted Period, Executive shall not (i) own any interest in, control, or participate in any Competitor; or (ii) work for, become employed by, or provide services to (whether as an employee, consultant, independent contractor, officer, director, or board member) any Competitor. Nothing herein shall prohibit Executive from purchasing or owning less than two percent of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation.

This Section 7 does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Board.
7.3 Non-Solicitation. During the Employment Term and for 12 months thereafter, to run consecutively, beginning on the last day of Executive’s employment with Company, for any reason or no reason and whether employment is terminated at the option of Executive or Company, Executive agrees and covenants not to directly or indirectly through another person or entity: (a) induce or solicit any Company employee to leave Company employ or otherwise interfere with such employee’s relationship with Company; provided, however, that nothing shall prohibit Executive from discharging any employee of Company as part of Executive’s regular duties while employed by Company; (b) hire any person who was a Company employee during the last six months of Executive’s employment; or (c) induce or solicit or attempt to influence any Customer, supplier, licensee, licensor, associate, distributor, sales agent, representative, or franchisee of Company about whom Executive has or may have had Confidential Information, or whom Executive, as a result of Executive’s employment with Company, contacted, solicited, or called upon to (i) cease doing business or change detrimentally its relationship with Company, or (ii) provide or purchase goods or services similar to the goods or services provided by it to or purchased by Company. “Customer” means any individual, company or other entity that has bought, buys, or may purchase or otherwise obtain goods or services from Company.
8. Non-disparagement.
8.1 Executive. Executive agrees and covenants that Executive will not at any time make, publish or communicate to any person or entity or in any public forum any false, derogatory, defamatory or disparaging remarks, comments or statements concerning Company or its businesses, or any of its employees, officers, directors to or on behalf of any and existing or prospective customer, client, supplier, vendor, licensee, licensor, associate, distributor, sales agent, representative, franchisee, investor, competitor or other associated third party.
8.2 Company. Company agrees and covenants that it will not authorize the making of, nor will the Board or any direct reports to the Chief Executive Officer at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning Executive.
This Section 8 does not, in any way, restrict or impede Executive or Company from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall (if lawful) promptly provide written notice of any such order to the Board. In addition, this Section 8 does not in any way restrict or impede Executive from making good faith statements in internal performance discussions or reviews or denying false statements made by others.
9. Acknowledgement. Executive acknowledges and agrees that the services to be rendered by Executive to Company are of a special and unique character; that Executive will obtain knowledge and skill relevant to Company’s industry, methods of doing business and marketing strategies by virtue of Executive’s employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of Company. Executive further acknowledges that the amount of Executive’s compensation reflects, in part, Executive’s obligations and Company’s rights under Section 7, Section 8 and Section 9 of this Agreement; that Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith; that Executive will not be subject to undue hardship by reason of Executive’s full compliance with the terms and conditions of Section 7, Section 8 and Section 9 of this Agreement or Company’s enforcement thereof.
10. Remedies. If, at the time of enforcement of any of the obligations in Section 7, a court shall hold that the duration, scope, or area restrictions are unreasonable, the parties agree that the maximum duration, scope, or area reasonable, as determined by the court, shall be substituted and that the court shall enforce the obligations as modified. In the event of a breach or threatened breach by Executive of Section 7, Section 8 or Section 9 of this Agreement, Executive hereby consents and agrees that Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief. In addition, in the event of an alleged breach or violation by Executive of the obligations in Section 7, the applicable period of restriction shall be tolled until such breach or violation has been cured.
11. Arbitration. Except as provided above for alleged violations of Sections 7, 8 and 9 of this Agreement, for which immediate equitable relief in an appropriate court of law specified in Section 16 may be sought, and except for claims for benefits under any Company benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, which shall be made and resolved in the manner specified in the claims procedures applicable to the plan at issue, any and all disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted before one arbitrator sitting in the State of Nevada, applying federal and/or Nevada law, or at such other location agreed by the parties hereto, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association then in effect. The parties shall be entitled to take the following discovery in such proceedings: a total of 20 interrogatories, document requests, or requests for admission; and up to two seven-hour depositions per party, with such discovery to be conducted in accordance with the Federal Rules of Civil Procedure. Upon motion, the arbitrator has the authority to permit additional discovery (and to place limits upon such additional discovery)

upon a showing of compelling need by a party. Each party shall be entitled to present the testimony of one or more expert witnesses in such arbitration. The parties may submit post-hearing briefs within 21 days of the close of the arbitration hearing, and the determination of the arbitrator shall be made within 30 days following the receipt of the parties’ post-hearing briefs. The decision of the arbitrator shall be final and binding on the parties. A final judgment may be entered in any court having proper jurisdiction based on the award of the arbitrator. Company shall pay all reasonable fees of professionals and experts and other costs and fees incurred by Executive in connection with any arbitration relating to the interpretation or enforcement of any provision of this Agreement if Executive prevails on any material substantive issue in such proceeding; otherwise, each party shall be responsible for its own such fees and costs, and the costs of the arbitration (AAA fees, arbitrator fees, arbitrator expenses, room costs, etc.) shall be split evenly by the parties.
12. WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.
13. Proprietary Rights.
13.1 Work Product. Executive acknowledges and agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information (whether or not patentable) which relate to Company’s or any of its subsidiaries’ actual or anticipated business, research and development, or existing or future products or services, and which are conceived, developed, made, or reduced to practice by Executive, alone or with others, while employed by Company (regardless of when or where the Work Product is prepared or whose equipment or other resources is used in preparing the same), and all printed, physical and electronic copies, all improvements, rights and claims related to the foregoing, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to copyrights, trade secrets, trademarks (and related goodwill), mask works, patents and other intellectual property rights therein arising in any jurisdiction throughout the world and all related rights of priority under international conventions with respect thereto, including all pending and future applications and registrations therefor, and continuations, divisions, continuations-in-part, reissues, extensions and renewals thereof (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of Company. For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.
13.2 Work Made for Hire; Assignment. Executive acknowledges and agrees that all writings and documentation of any kind produced by Executive in the course of working for Company are works made for hire (as that term is defined by U.S. Copyright law, 17 U.S.C. § 101) and the property of Company, including without limitation any copyrights in such writings and documentation. To the extent that the foregoing does not apply, Executive hereby irrevocably assigns to Company, for no additional consideration, Executive’s entire right, title and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim and recover for all past, present and future infringement, misappropriation or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit Company’s rights, title or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that Company would have had in the absence of this Agreement.
13.3 Further Assurances; Power of Attorney. Executive shall promptly disclose such Work Product to Company. During and after Executive’s employment, Executive agrees to reasonably cooperate with Company (at Company’s sole expense) to (a) apply for, obtain, perfect and transfer to Company the Work Product as well as an Intellectual Property Right in the Work Product in any jurisdiction in the world; and (b) maintain, protect and enforce the same, including, without limitation, executing and delivering to Company any and all applications, oaths, declarations, affidavits, waivers, assignments and other documents and instruments as shall be requested by Company. Executive hereby irrevocably grants Company a power of attorney to execute and deliver any such documents on Executive’s behalf in Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to Company and further the transfer, issuance, prosecution and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if Executive does not promptly cooperate with Company’s request (without limiting the rights Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by Executive’s subsequent incapacity.
13.4 No License. Executive understands that this Agreement does not, and shall not be construed to, grant Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software or other tools made available to Executive by Company.
14. Security. Upon (a) voluntary or involuntary termination of Executive’s employment or (b) Company’s request at any time during Executive’s employment, Executive shall (i) provide or return to Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives or other removable information storage devices, hard drives, negatives and data and all Company documents and materials belonging to Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of Executive, whether they were provided to Executive by Company or any of its business associates or created by Executive in connection with Executive’s employment by Company; and (ii) delete or destroy all copies of any such documents and materials not returned to Company that remain in Executive’s possession or control, including those stored on any non-Company devices, networks, storage locations and media in Executive’s possession or control.
15. Publicity. During the Employment Term, Executive hereby consents to any and all reasonable and customary uses and displays, by Company and its agents, representatives and licensees, of Executive’s name, voice, likeness, image, appearance and biographical information in, on or in connection with any pictures, photographs, audio and video recordings, digital images, websites, television programs and advertising, other advertising and publicity, sales and marketing brochures, books, magazines, other publications, CDs, DVDs, tapes and all other printed and electronic forms and media throughout the world, at any time during the period of Executive’s employment by Company, for all legitimate commercial and business purposes of Company (“Permitted Uses”), without royalty, payment or other compensation to Executive.
16. Governing Law; Jurisdiction and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Subject to Section 12, any action or proceeding by either of the parties to enforce this Agreement shall be brought only in the Court of the Third Judicial District in and for Clark County, Nevada or the U.S. District Court including Clark County in its jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. In any such proceeding, each of the parties hereby knowingly and willingly waives and surrenders such party’s right to trial by jury and agrees that such litigation shall be tried to a judge sitting alone as the trier of both fact and law, in a bench trial, without a jury.
17. Entire Agreement. Unless specifically provided herein, this Agreement, in addition to the Change in Control Agreement, contains all of the understandings and representations between Executive and Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that this Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of this Agreement.
18. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Executive and by an individual authorized by the Board. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

19. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had not been set forth herein.
20. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.
21. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.
22. Section 409A. To the extent necessary to ensure compliance with Section 409A, the provisions of this Section 22 shall govern in all cases over any contrary or conflicting provision in this Agreement, as follows:
22.1 Interpretation. It is intended that this Agreement comply with the requirements of Section 409A and all guidance issued thereunder by the U.S. Internal Revenue Service with respect to any nonqualified deferred compensation subject to Section 409A. This Agreement shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent this Agreement provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon Executive under Section 409A. Company does not, however, assume any economic burdens associated with Section 409A. Although Company intends to administer this Agreement to prevent taxation under Section 409A, it does not represent or warrant that this Agreement complies with any provision of federal, state, local, or non-United States law. Company and its Subsidiaries, and their respective directors, officers, employees and advisers will not be liable to Executive (or any other individual claiming a benefit through Executive) for any tax, interest, or penalties Executive may owe as a result of this Agreement. Neither Company nor its Subsidiaries have any obligation to indemnify or otherwise protect Executive from any obligation to pay taxes under Section 409A.

22.2 409A Exemption. The right to a series of payments under this Agreement will be treated as a right to a series of separate payments. Each such payment that is made within 2 ½ months following the end of the year that contains the Termination Date is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each such payment that is made later than 2 ½ months following the end of the year that contains the Termination Date is intended to be exempt under the two-times exception of Treasury Reg. §1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation. Then, each payment that is made after the “two-times” exception ceases to be available shall be subject to delay, as necessary, as specified below.
22.3 To the extent necessary to comply with Section 409A, in no event may Executive, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, if any payment to Executive under this Agreement is conditioned upon Executive executing and not revoking a release of claims and if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.
22.4 Separation from Service. To the extent necessary to comply with Section 409A, references in this Agreement to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as “separation from service” under Section 409A(a)(2)(A)(i) and any governing Internal Revenue Service guidance and Treasury regulations (“Separation from Service”), and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) Executive incurs a Separation from Service. In addition, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of Executive’s Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six months following, Executive’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six months following the date of Executive’s Separation from Service or, if earlier, the date of the Executive’s death.
22.5 Reimbursement of Expenses. To the extent that any payment of or reimbursement by Company to Executive of eligible expenses under this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) Executive must request the Reimbursement (with substantiation of the expense incurred) no later than 90 days following the date on which Executive incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any Company expense reimbursement policy or specifically provided otherwise in this Agreement, Company shall make the Reimbursement to Executive on or before the last day of the calendar year following the calendar year in which Executive incurred the eligible expense; (iii) Executive’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year; and (v) except as specifically provided otherwise in this Agreement, the period during which Executive may incur expenses that are eligible for Reimbursement is limited to five calendar years following the calendar year in which the Termination Date occurs.
23. Successors and Assigns. This Agreement is personal to Executive and shall not be assigned by Executive. Any purported assignment by Executive shall be null and void from the initial date of the purported assignment. Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Company to expressly assume, in writing, all of Company’s obligations to Executive hereunder. This Agreement shall inure to the benefit of Company and permitted successors and assigns.
24. Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to Company at its principal executive offices, attention Chief Executive Officer, and to Executive, to such address as shall most currently appear on the records of Company (or such other addresses as specified by the parties by like notice).
25. Representations of Executive. Executive represents and warrants to Company that: (a) Executive’s employment with Company and/or the execution, delivery, and performance of this Agreement by Executive do not and shall not conflict with, breach, violate, or cause a default under any contract, agreement, instrument, order, judgment, or decree to which Executive is a party or by which Executive is bound; and (b) Executive is not a party to or bound by any employment agreement, non-compete agreement, confidentiality agreement, or other post-employment obligation with any other person or entity that would limit Executive’s job duties or obligations with Company in any way.
26. Withholding. Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
27. Survival. Upon any expiration or other termination of this Agreement: (i) each of Sections 4.10 (Indemnification), 6 (Confidential Information), 7 (Restrictive Covenants), 8 (Disparagement), 9 (Acknowledgment), 10 (Remedies), 11 (Arbitration), 12 (Waiver of Jury Trial), 13 (Proprietary Rights), 14 (Security), and 22 (Section 409A) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.
28. Acknowledgment of Full Understanding. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE ACKNOWLEDGES AND AGREES THAT EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.
 [SIGNATURES TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.
“COMPANY”

MEDIZONE INTERNATIONAL, INC., a
Nevada corporation

By:  /s/ David A. Dodd
Name:  David A. Dodd
Its: Chief Executive Officer

Address:	350 East Michigan Ave. Suite 500 Kalamazoo, MI 49007 Attn: CEO
Phone:	269-370-9275

“EXECUTIVE”

/s/ Philip A. Theodore

Name: Philip A. Theodore

19